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                                                                    EXHIBIT 99.4

[SHOPKO LOGO]
                                               NEWS RELEASE
                                               For more information contact:
                                               MEDIA - Sheree Olson
                                               (920) 429-4186
                                               INVESTORS - Vicki Shamion
                                               (920) 429-7039


      SHOPKO COMMENTS ON ANTICIPATED SECOND QUARTER AND YEAR END EARNINGS


GREEN BAY, WIS. (June 28, 2000) ShopKo Stores, Inc. (NYSE: SKO) today said that due to lower than expected sales in the second quarter, and the recent sale of its ProVantage Health Services subsidiary to Merck & Co., Inc., the company expects to report second quarter and annual earnings which are below currently published estimates. Second quarter earnings are expected to be approximately $.25 per share before special charges and the gain on the sale of ProVantage stock. Annual earnings, calculated on the same basis, are expected to be approximately $2.55 to $2.67 per share.

The sale of ProVantage is expected to result in a $.04 per share reduction in earnings for the second quarter and a $.10 per share reduction for the full year, net of the impact of stock repurchases and debt retirement from the sale proceeds. The remainder of the shortfall is attributable to the softness in the company's retail business.

For the month of June, the company expects to post flat to slightly positive comparable store sales. Comparable store sales in May were up approximately 1 percent over last year. Uncertain economic conditions, cool and wet spring weather in many of the company's markets, and significant increases in gasoline prices, particularly in the Midwest, were cited as contributors to sluggish second quarter sales. Comparable store sales for the full year are expected to be in the 1 percent to 3 percent range.






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"We are disappointed in second quarter sales, but we believe the softness is driven by external forces beyond our control, as opposed to weaknesses in our ShopKo or Pamida business models," said ShopKo chairman, president and chief executive officer, William J. Podany. "In spite of current sales levels, margins remain healthy, and expenses and inventories are under control. We are actively managing to the current business trends."

ShopKo received approximately $143 million in proceeds (approximately $110 million after taxes) from the sale of ProVantage, which was completed on June 16, well ahead of schedule. A portion of these proceeds has been used to reduce short-term debt and to complete the previously announced $20 million stock repurchase. Approximately 1.1 million shares were repurchased for an average price of $18.53 per share. The balance of the proceeds will be used to complete the previously announced acquisition of P.M. Place Stores Company later this week.

ShopKo will host a conference call Wednesday, June 28 at 10:30 a.m. Central Daylight Time to discuss these business developments. Those interested may listen to this call by dialing 1-800-860-2442. Rebroadcasts have been scheduled for those interested at the following times: 5:00 p.m., June 28 through 6:00 a.m., June 29, and again from 5:00 p.m., June 29 through 6:00 a.m., June 30. (All times are Central Daylight Time.)

ShopKo Stores, Inc., a Fortune 500 company headquartered in Green Bay, Wis., operates 327 retail stores in 22 states, primarily in the Midwest, Western Mountain and Pacific Northwest regions. Retail operations include 162 specialty discount stores operating under the ShopKo name in mid-sized and larger cities, and 165 Pamida discount stores in smaller, rural communities. For more information about ShopKo or Pamida, visit our web site at www.shopko.com.







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This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to important factors which could cause ShopKo's actual results to differ materially from those anticipated by the forward-looking statements. These factors include those referenced in ShopKo's current Annual Report on Form 10-K or as may be described from time to time in ShopKo's subsequent SEC filings.












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